UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Inter-Tel (Delaware), Incorporated

(Name of Registrant as Specified In Its Charter)

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On June 5, 2007, Inter-Tel (Delaware), Incorporated issued a press release. A copy of the press release is attached as Exhibit 1.

Exhibit 1: Press Release dated June 5, 2007

EXHIBIT 1

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release	June 5, 2007
Contact	(480) 449-8900
Norman Stout, Chief Executive Officer

INTER-TEL ANNOUNCES VECTOR CAPITAL WILL NOT MAKE ANY

OFFER TO ACQUIRE INTER-TEL

RECEIVES LETTER FROM STEVEN MIHAYLO

TEMPE, Arizona June 5, 2007: Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today announced that Vector Capital Corporation has informed the company that, based on recent events including Steven G. Mihaylo’s recent announcement of his recapitalization plan for the company, it has determined not to make any offer to acquire Inter-Tel. On May 15, 2007, Vector Capital expressed an interest in acquiring Inter-Tel for $26.50 per share in cash, subject to confirmatory due diligence, financing, and other conditions.

The company also confirmed that it has received a letter from Mr. Mihaylo proposing a “recapitalization plan” for the company. The recapitalization plan described in the Mihaylo letter and in his press release and letter to Inter-Tel stockholders released on June 4, 2007 is subject to confirmatory due diligence, financing, and other conditions. Inter-Tel’s Special Committee of the Board of Directors will meet to consider the Mihaylo recapitalization proposal in accordance with their fiduciary duties and the provisions of the Mitel Merger Agreement. There can be no assurance that a recapitalization or any other transaction will occur as a result of the Mihaylo letter.

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL—news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning the proposed acquisition by Mitel of Inter-Tel and the course and potential outcome of discussions with Mr. Mihaylo, among other things. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import.

Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best possible evaluation of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for Inter-Tel’s products and services, risks associated with the proposed acquisition by Mitel or any discussions with Mr. Mihaylo, including that the proposed Mitel acquisition does not close, or that any discussions with Mr. Mihalyo will not result in a “superior proposal” as that term is defined in the company’s Merger Agreement with Mitel Networks Corporation, the impact of price pressures exerted by competitors, and general market trends or economic changes.

Additional Information

In connection with the proposed merger, Inter-Tel (Delaware), Incorporated filed a definitive proxy statement with the Securities and Exchange Commission on May 29, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of the definitive proxy statement and other documents filed by Inter-Tel (Delaware), Incorporated can be obtained without charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Inter-Tel by contacting Inter-Tel (Delaware), Incorporated, Attention: Investor Relations, 1615 S. 52nd Street, Tempe, AZ 85281, Telephone: 480-449-8900.

Inter-Tel (Delaware), Incorporated and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger with Mitel. Information concerning the interests of Inter-Tel’s participants in the solicitation is included in the definitive proxy statement.

Inter-Tel and the Inter-Tel logo, are trademarks of Inter-Tel (Delaware) Incorporated.